TJS Deemer Dana LLP

tjsdd.com

**Consent of Independent Registered Public Accounting Firm**

We consent to the incorporation by reference in Registration Statement (No. 333-50870) on Form S-8 of Southwest Georgia Financial Corporation of our report dated June 28, 2017, relating to our audit of the financial statements and supplemental schedules of the Southwest Georgia Financial Corporation Employee Stock Ownership Plan and Trust, which appears in this Annual Report on Form 11-K of The Southwest Georgia Financial Corporation Employee Stock Ownership Plan and Trust for the year ended December 31, 2016.

TJS Deemer Dana LLP

Dublin, Georgia
June 28, 2017

1004 Hillcrest Parkway
Dublin, GA 31021
PHONE: 478.272.2030
FAX: 478.272.3318

2905 Premiere Parkway
Suite 100
Duluth, GA 30097
PHONE: 770.498.1400
FAX: 770.498.1419

118 Park of Commerce Drive
Suite 200
Savannah, GA 31405
PHONE: 912.238.1001
FAX: 912.238.1701